Exhibit 99.1

Cathay General Bancorp Announces Third Quarter 2020 Results

LOS ANGELES, Oct. 26, 2020 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended September 30, 2020. The Company reported net income of $56.8 million, or $0.71 per share, for the third quarter of 2020.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	September 30, 2020	June 30, 2020	September 30, 2019
Net income	$56.8 million	$54.3 million	$72.8 million
Basic earnings per common share	$0.71	$0.68	$0.91
Diluted earnings per common share	$0.71	$0.68	$0.91
Return on average assets	1.18%	1.15%	1.65%
Return on average total stockholders' equity	9.53%	9.31%	12.98%
Efficiency ratio	51.53%	44.82%	41.67%

THIRD QUARTER HIGHLIGHTS

  The net interest margin of 3.02% during the third quarter of 2020 is unchanged from the second quarter of 2020.
  The provision for loan losses decreased to $12.5 million for the third quarter of 2020 compared to $25.0 million for the second quarter of 2020.

"For the third quarter of 2020, our net interest margin was 3.02%, unchanged from the second quarter of 2020 while our net interest income for the third quarter increased to $137.5 million compared to $134.5 million for the second quarter of 2020 on higher average earning assets," commented Chang M. Liu, President and Chief Executive Officer of the Company.

THIRD QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended September 30, 2020, was $56.8 million, a decrease of $16.0 million, or 22.0%, compared to net income of $72.8 million for the same quarter a year ago. Diluted earnings per share for the quarter ended September 30, 2020, was $0.71 per share compared to $0.91 per share for the same quarter a year ago.

Return on average stockholders' equity was 9.53% and return on average assets was 1.18% for the quarter ended September 30, 2020, compared to a return on average stockholders' equity of 12.98% and a return on average assets of 1.65% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $9.5 million, or 6.5%, to $137.5 million during the third quarter of 2020, compared to $147.0 million during the same quarter a year ago. The decrease was due primarily to a decrease in interest income from loans and securities.

The net interest margin was 3.02% for the third quarter of 2020 compared to 3.56% for the third quarter of 2019 and 3.02% for the second quarter of 2020.

For the third quarter of 2020, the yield on average interest-earning assets was 3.78%, the cost of funds on average interest-bearing liabilities was 1.04%, and the cost of interest-bearing deposits was 0.99%. In comparison, for the third quarter of 2019, the yield on average interest-earning assets was 4.80%, the cost of funds on average interest-bearing liabilities was 1.65%, and the cost of interest-bearing deposits was 1.60%. The decrease in the yield on average interest-earning assets resulted mainly from lower rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 2.74% for the quarter ended September 30, 2020, compared to 3.15% for the same quarter a year ago.

Provision/(Reversal) for credit losses

Based on a review of the appropriateness of the allowance for loan losses at September 30, 2020, the Company recorded a provision for credit losses of $12.5 million in the third quarter of 2020, compared to a reversal for credit losses of $2.0 million in the third quarter of 2019. The provision for credit losses is primarily a result of the economic deterioration of the global economy resulting from the COVID-19 pandemic. The Company will continue to monitor the continuing impact of the pandemic on credit risks and losses, as well as on customer demand deposits and other liabilities and assets. As permitted under the Coronavirus, Aid, Relief and Economic Security Act (the "CARES Act"), the Company has chosen to defer the adoption of the Current Expected Credit Losses (CECL) methodology for estimated credit losses until the earlier of the date the U.S. government declares an end to the national emergency or December 31, 2020. The expected impact of CECL on the third quarter results, if CECL had been adopted, will be disclosed in the Company's Form 10-Q for the third quarter of 2020. The following table sets forth the charge-offs and recoveries for the periods indicated:

	Three months ended			Nine months ended September 30,
	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 6,956	$ 5,106	$ 3,356	$ 13,383	$ 6,300
Total charge-offs	6,956	5,106	3,356	13,383	6,300
Recoveries:
Commercial loans	3,796	1,350	212	6,354	1,609
Construction loans	—	—	3,378	—	4,612
Real estate loans(1)	110	163	5,023	435	5,596
Total recoveries	3,906	1,513	8,613	6,789	11,817
Net charge-offs/(recoveries)	$ 3,050	$ 3,593	$ (5,257)	$ 6,594	$ (5,517)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $10.0 million for the third quarter of 2020, a decrease of $0.4 million, or 3.8%, compared to $10.4 million for the third quarter of 2019. The decrease was primarily due to a $2.0 million decrease in net gains from equity securities, and a decrease of $0.7 million from gain on sale of loans, offset in part by a $1.4 million increase in gain on low income housing investments, and a $0.6 million increase in wealth management fees, when compared to the same quarter a year ago.

Non-interest expense

Non-interest expense increased $10.4 million, or 15.9%, to $76.0 million in the third quarter of 2020 compared to $65.6 million in the same quarter a year ago. The increase in non-interest expense in the third quarter of 2020 was primarily due to an increase of $9.2 million in amortization expense of investments in low-income housing and alternative energy partnerships, an increase of $1.4 million in salaries and employee benefits and an increase of $1.0 million in provision for unfunded commitments offset, in part, by a decrease of $1.3 million in marketing expense, when compared to the same quarter a year ago. The efficiency ratio was 51.5% in the third quarter of 2020 compared to 41.7% for the same quarter a year ago.

Income taxes

The effective tax rate for the third quarter of 2020 was 3.7% compared to 22.4% for the third quarter of 2019. The effective tax rate includes an alternative energy investment made in the second quarter of 2020 and the impact of low-income housing tax credits.

BALANCE SHEET REVIEW

Gross loans, including loans held for sale, were $15.6 billion at September 30, 2020, an increase of $490.3 million, or 3.3%, from $15.1 billion at December 31, 2019. The increase was primarily due to $265.7 million in Paycheck Protection Loans and increases of $184.1 million, or 2.5%, in commercial mortgage loans, $81.3 million, or 2.0%, in residential mortgage loans, $63.9 million, or 18.4%, in equity lines and $95.2 million, or 16.4%, in real estate construction loans offset, in part, by a decrease of $196.5 million, or 7.1%, in commercial loans not including Paycheck Protection Loans. The loan balances and composition at September 30, 2020, compared to December 31, 2019 and September 30, 2019, are presented below:

	September 30, 2020	December 31, 2019	September 30, 2019
	(In thousands) (Unaudited)
Commercial loans	$ 2,582,272	$ 2,778,744	$ 2,668,061
Paycheck protection program loans	265,728	—	—
Residential mortgage loans	4,169,847	4,088,586	4,010,739
Commercial mortgage loans	7,459,316	7,275,262	7,135,599
Equity lines	411,848	347,975	315,252
Real estate construction loans	675,112	579,864	593,816
Installment and other loans	1,656	5,050	5,087
Gross loans	$ 15,565,779	$ 15,075,481	$ 14,728,554

Allowance for loan losses	(179,130)	(123,224)	(125,908)
Unamortized deferred loan fees	(4,210)	(626)	(1,081)
Total loans, net	$ 15,382,439	$ 14,951,631	$ 14,601,565

Loans held for sale	$ —	$ —	$ 36,778

Total deposits were $16.0 billion at September 30, 2020, an increase of $1.3 billion, or 8.8%, from $14.7 billion at December 31, 2019. The increases in non-interest bearing demand deposits NOW deposits and money market deposits resulted from higher liquidity maintained by our depositors during these uncertain times and improved money market deposit generation from corporate accounts. The decreases in time deposits resulted primarily from the runoff of wholesale time deposits. The deposit balances and composition at September 30, 2020, compared to December 31, 2019 and September 30, 2019, are presented below:

	September 30, 2020	December 31, 2019	September 30, 2019
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 3,306,421	$ 2,871,444	$ 2,939,924
NOW deposits	1,767,227	1,358,152	1,282,267
Money market deposits	3,227,359	2,260,764	2,095,328
Savings deposits	784,076	758,903	721,547
Time deposits	6,949,165	7,443,045	7,619,203
Total deposits	$ 16,034,248	$ 14,692,308	$ 14,658,269

ASSET QUALITY REVIEW

At September 30, 2020, total non-accrual loans were $77.2 million, an increase of $36.7 million, or 90.6%, from $40.5 million at December 31, 2019, and an increase of $30.0 million, or 63.6%, from $47.2 million at September 30, 2019. The increase was due primarily to two commercial real estate loans totaling $25.0 million that become non-accrual during the third quarter of 2020.

The allowance for loan losses was $179.1 million and the allowance for off-balance sheet unfunded credit commitments was $5.7 million at September 30, 2020, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $179.1 million allowance for loan losses at September 30, 2020, increased $55.9 million, or 45.4%, from $123.2 million at December 31, 2019. This increase includes additional provisions for credit losses and reflects the deterioration in economic conditions related to the COVID-19 pandemic. The allowance for loan losses represented 1.15% of period-end gross loans, and 223.8% of non-performing loans at September 30, 2020. The comparable ratios were 0.82% of period-end gross loans, and 262.6% of non-performing loans at December 31, 2019. The changes in non-performing assets and troubled debt restructurings at September 30, 2020, compared to December 31, 2019 and September 30, 2019, are presented below:

(Dollars in thousands) (Unaudited)	September 30, 2020	December 31, 2019%		September 30, 2019%
Non-performing assets
Accruing loans past due 90 days or more	$ 2,868	$ 6,409	(55)	$ 683	320
Non-accrual loans:
Construction loans	4,335	4,580	(5)	4,629	(6)
Commercial mortgage loans	33,782	9,928	240	12,330	174
Commercial loans	29,757	19,381	54	22,970	30
Residential mortgage loans	9,317	6,634	40	7,271	28
Total non-accrual loans:	$ 77,191	$ 40,523	90	$ 47,200	64
Total non-performing loans	80,059	46,932	71	47,883	67
Other real estate owned	4,918	10,244	(52)	11,329	(57)
Total non-performing assets	$ 84,977	$ 57,176	49	$ 59,212	44
Accruing troubled debt restructurings (TDRs)	$ 28,587	$ 35,336	(19)	$ 41,647	(31)

Allowance for loan losses	$ 179,130	$ 123,224	45	$ 125,908	42
Total gross loans outstanding, at period-end (1)	$ 15,565,779	$ 15,075,481	3	$ 14,728,554	6

Allowance for loan losses to non-performing loans, at period-end (2)	223.75%	262.56%		262.95%
Allowance for loan losses to gross loans, at period-end (1)	1.15%	0.82%		0.85%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets to total assets was 0.4% at September 30, 2020, compared to 0.3% at December 31, 2019. Total non-performing assets increased $27.8 million, or 48.6%, to $85.0 million at September 30, 2020, compared to $57.2 million at December 31, 2019, primarily due to an increase of $36.7 million, or 90.6%, in nonaccrual loans, offset, in part, by a decrease of $5.3 million, or 52.0%, in other real estate owned and a decrease of $3.5 million, or 55.2%, in accruing loans past due 90 days or more.

CAPITAL ADEQUACY REVIEW

At September 30, 2020, the Company's Tier 1 risk-based capital ratio of 13.22%, total risk-based capital ratio of 15.23%, and Tier 1 leverage capital ratio of 10.51%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2019, the Company's Tier 1 risk-based capital ratio was 12.51%, total risk-based capital ratio was 14.11%, and Tier 1 leverage capital ratio was 10.83%.

YEAR-TO-DATE REVIEW

Net income for the nine months ended September 30, 2020, was $158.0 million, a decrease of $53.8 million, or 25.4%, compared to net income of $211.8 million for the same period a year ago. Diluted earnings per share was $1.98 compared to $2.64 per share for the same period a year ago. The net interest margin for the nine months ended September 30, 2020, was 3.12% compared to 3.61% for the same period a year ago.

Return on average stockholders' equity was 8.99% and return on average assets was 1.13% for the nine months ended September 30, 2020, compared to a return on average stockholders' equity of 12.94% and a return on average assets of 1.65% for the same period a year ago. The efficiency ratio for the nine months ended September 30, 2020, was 46.98% compared to 43.87% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call to discuss its third quarter 2020 financial results this afternoon, Monday, October 26, 2020, at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 8781217. A presentation to accompany the earnings call will be available at www.cathaygeneralbancorp.com. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is at www.cathaybank.com. Cathay General Bancorp's website is at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from local, regional, national and international business, market and economic conditions and events (such as the COVID-19 pandemic) and the impact they may have on us, our customers and our operations, assets and liabilities; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters, public health crises (such as the COVID-19 pandemic) and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2019 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to update or review any forward-looking statement to reflect circumstances, developments or events occurring after the date on which the statement is made or to reflect the occurrence of unanticipated events.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Nine months ended September 30,
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019

FINANCIAL PERFORMANCE
Net interest income before provision/(reversal) for credit losses	$ 137,504	$ 134,475	$ 147,000	$ 412,290	$ 433,695
Provision/(reversal) for credit losses	12,500	25,000	(2,000)	62,500	(2,000)
Net interest income after provision/(reversal) for credit losses	125,004	109,475	149,000	349,790	435,695
Non-interest income	9,977	15,606	10,388	31,369	36,103
Non-interest expense	75,997	67,268	65,580	208,419	206,096
Income before income tax expense	58,984	57,813	93,808	172,740	265,702
Income tax expense	2,190	3,492	20,973	14,773	53,944
Net income	$ 56,794	$ 54,321	$ 72,835	$ 157,967	$ 211,758

Net income per common share
Basic	$ 0.71	$ 0.68	$ 0.91	$ 1.98	$ 2.64
Diluted	$ 0.71	$ 0.68	$ 0.91	$ 1.98	$ 2.64

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.93	$ 0.93

SELECTED RATIOS
Return on average assets	1.18%	1.15%	1.65%	1.13%	1.65%
Return on average total stockholders' equity	9.53%	9.31%	12.98%	8.99%	12.94%
Efficiency ratio	51.53%	44.82%	41.67%	46.98%	43.87%
Dividend payout ratio	43.46%	45.42%	33.92%	46.85%	35.14%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	3.78%	3.91%	4.80%	4.03%	4.82%
Total interest-bearing liabilities	1.04%	1.20%	1.65%	1.24%	1.62%
Net interest spread	2.74%	2.71%	3.15%	2.79%	3.20%
Net interest margin	3.02%	3.02%	3.56%	3.12%	3.61%

CAPITAL RATIOS	September 30, 2020	December 31, 2019	September 30, 2019
Tier 1 risk-based capital ratio	13.22%	12.51%	12.41%
Total risk-based capital ratio	15.23%	14.11%	14.06%
Tier 1 leverage capital ratio	10.51%	10.83%	10.81%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	September 30, 2020	December 31, 2019	September 30, 2019

Assets
Cash and due from banks	$ 128,896	$ 177,240	$ 257,189
Short-term investments and interest bearing deposits	1,305,170	416,538	567,957
Securities available-for-sale (amortized cost of $1,060,975 at September 30, 2020,
$1,443,730 at December 31, 2019 and $1,422,431 at September 30, 2019)	1,080,540	1,451,842	1,427,438
Loans held for sale	—	—	36,778
Loans	15,565,779	15,075,481	14,728,554
Less: Allowance for loan losses	(179,130)	(123,224)	(125,908)
Unamortized deferred loan fees, net	(4,210)	(626)	(1,081)
Loans, net	15,382,439	14,951,631	14,601,565
Equity securities	22,964	28,005	32,862
Federal Home Loan Bank stock	17,250	18,090	17,250
Other real estate owned, net	4,918	10,244	11,329
Affordable housing investments and alternative energy partnerships, net	325,013	308,681	321,929
Premises and equipment, net	103,438	104,239	103,820
Customers' liability on acceptances	12,973	10,694	12,503
Accrued interest receivable	57,102	53,541	52,337
Goodwill	372,189	372,189	372,189
Other intangible assets, net	5,631	6,296	6,821
Right-of-use assets- operating leases	32,591	33,990	34,518
Other assets	167,124	150,924	148,481
Total assets	$ 19,018,238	$ 18,094,144	$ 18,004,966

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 3,306,421	$ 2,871,444	$ 2,939,924
Interest-bearing deposits:
NOW deposits	1,767,227	1,358,152	1,282,267
Money market deposits	3,227,359	2,260,764	2,095,328
Savings deposits	784,076	758,903	721,547
Time deposits	6,949,165	7,443,045	7,619,203
Total deposits	16,034,248	14,692,308	14,658,269

Short-term borrowings	—	25,683	—
Advances from the Federal Home Loan Bank	230,000	670,000	600,000
Other borrowings for affordable housing investments	23,788	29,022	30,767
Long-term debt	119,136	119,136	160,386
Deferred payments from acquisition	—	7,644	7,602
Acceptances outstanding	12,973	10,694	12,503
Lease liabilities - operating leases	35,116	35,873	36,142
Other liabilities	188,254	209,501	253,403
Total liabilities	16,643,515	15,799,861	15,759,072
Stockholders' equity	2,374,723	2,294,283	2,245,894
Total liabilities and equity	$ 19,018,238	$ 18,094,144	$ 18,004,966

Book value per common share	$ 29.81	$ 28.78	$ 28.18
Number of common shares outstanding	79,659,396	79,729,419	79,706,511

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Nine months ended September 30,
	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 167,556	$ 168,149	$ 187,827	$ 513,575	$ 548,395
Investment securities	4,115	5,405	8,687	17,130	24,454
Federal Home Loan Bank stock	216	214	301	735	903
Deposits with banks	347	240	1,016	1,538	4,289
Total interest and dividend income	172,234	174,008	197,831	532,978	578,041

INTEREST EXPENSE
Time deposits	26,247	30,811	40,378	92,213	113,992
Other deposits	5,761	5,919	6,626	19,671	17,591
Advances from Federal Home Loan Bank	1,251	1,316	1,661	4,119	5,976
Long-term debt	1,456	1,440	1,948	4,336	6,087
Deferred payments from acquisition	15	42	93	115	502
Short-term borrowings	—	5	125	234	198
Total interest expense	34,730	39,533	50,831	120,688	144,346

Net interest income before provision/(reversal) for credit losses	137,504	134,475	147,000	412,290	433,695
Provision/(reversal) for credit losses	12,500	25,000	(2,000)	62,500	(2,000)
Net interest income after provision/(reversal) for credit losses	125,004	109,475	149,000	349,790	435,695

NON-INTEREST INCOME
Net (losses)/gains from equity securities	(1,605)	5,779	364	(1,928)	7,764
Securities gains/(losses), net	—	1,147	(121)	1,153	(108)
Letters of credit commissions	1,792	1,560	1,602	4,992	4,733
Depository service fees	1,263	1,117	1,119	3,678	3,617
Other operating income	8,527	6,003	7,424	23,474	20,097
Total non-interest income	9,977	15,606	10,388	31,369	36,103

NON-INTEREST EXPENSE
Salaries and employee benefits	33,341	28,197	31,915	92,477	97,200
Occupancy expense	5,295	4,963	5,579	15,435	16,617
Computer and equipment expense	3,044	2,581	2,741	8,218	8,453
Professional services expense	5,241	5,200	5,952	15,586	17,209
Data processing service expense	3,772	3,566	3,246	11,004	9,737
FDIC and State assessments	1,993	2,446	2,582	6,854	7,190
Marketing expense	1,089	915	2,436	3,890	5,556
Other real estate owned expense/(income)	423	452	190	(3,229)	839
Amortization of investments in low income housing and alternative energy partnerships	16,173	12,934	6,997	42,997	26,909
Amortization of core deposit intangibles	172	171	172	515	515
Other operating expense	5,454	5,843	3,770	14,672	15,871
Total non-interest expense	75,997	67,268	65,580	208,419	206,096

Income before income tax expense	58,984	57,813	93,808	172,740	265,702
Income tax expense	2,190	3,492	20,973	14,773	53,944
Net income	$ 56,794	$ 54,321	$ 72,835	$ 157,967	$ 211,758
Net income per common share:
Basic	$ 0.71	$ 0.68	$ 0.91	$ 1.98	$ 2.64
Diluted	$ 0.71	$ 0.68	$ 0.91	$ 1.98	$ 2.64

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.31	$ 0.93	$ 0.93
Basic average common shares outstanding	79,628,372	79,581,097	79,736,814	79,599,288	80,096,855
Diluted average common shares outstanding	79,764,318	79,682,426	79,993,830	79,758,943	80,330,616

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	September 30, 2020		June 30, 2020		September 30, 2019
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,592,536	4.28%	$ 15,626,412	4.33%	$ 14,662,847	5.08%
Taxable investment securities	1,145,092	1.43%	1,268,661	1.71%	1,498,569	2.30%
FHLB stock	17,250	4.99%	17,434	4.95%	17,250	6.92%
Deposits with banks	1,385,535	0.10%	980,949	0.10%	188,772	2.14%
Total interest-earning assets	$ 18,140,413	3.78%	$ 17,893,456	3.91%	$ 16,367,438	4.80%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,695,882	0.17%	$ 1,586,112	0.19%	$ 1,281,629	0.18%
Money market deposits	3,119,091	0.62%	2,756,493	0.72%	2,028,039	1.11%
Savings deposits	766,521	0.11%	740,500	0.14%	726,763	0.19%
Time deposits	7,281,403	1.43%	7,616,446	1.63%	7,623,238	2.10%
Total interest-bearing deposits	$ 12,862,897	0.99%	$ 12,699,551	1.16%	$ 11,659,669	1.60%
Other borrowed funds	263,306	1.91%	412,953	1.33%	362,698	2.05%
Long-term debt	119,136	4.86%	119,136	4.86%	165,023	4.68%
Total interest-bearing liabilities	13,245,339	1.04%	13,231,640	1.20%	12,187,390	1.65%

Non-interest-bearing demand deposits	3,301,253		3,101,265		2,805,582

Total deposits and other borrowed funds	$ 16,546,592		$ 16,332,905		$ 14,992,972

Total average assets	$ 19,164,220		$ 18,930,651		$ 17,483,376
Total average equity	$ 2,370,817		$ 2,346,775		$ 2,226,591

	Nine months ended
(In thousands)	September 30, 2020		September 30, 2019
Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 15,477,883	4.43%	$ 14,374,397	5.10%
Taxable investment securities	1,263,937	1.81%	1,404,046	2.33%
FHLB stock	17,317	5.67%	17,268	6.99%
Deposits with banks	894,302	0.23%	245,971	2.33%
Total interest-earning assets	$ 17,653,439	4.03%	$ 16,041,682	4.82%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,557,371	0.19%	$ 1,285,180	0.18%
Money market deposits	2,772,463	0.81%	1,933,898	1.02%
Savings deposits	746,870	0.14%	725,257	0.20%
Time deposits	7,463,821	1.65%	7,421,255	2.05%
Total interest-bearing deposits	$ 12,540,525	1.19%	$ 11,365,590	1.55%
Other borrowed funds	355,758	1.68%	392,483	2.27%
Long-term debt	119,136	4.86%	172,567	4.72%
Total interest-bearing liabilities	13,015,419	1.24%	11,930,640	1.62%

Non-interest-bearing demand deposits	3,089,578		2,790,367
Total deposits and other borrowed funds	$ 16,104,997		$ 14,721,007

Total average assets	$ 18,701,000		$ 17,153,196
Total average equity	$ 2,346,049		$ 2,187,621

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652